[LOGO]


                            SCHICK TECHNOLOGIES, INC.


                              EMPLOYMENT AGREEMENT


      THIS AGREEMENT (the "Agreement") is made and entered into as of the 20th day of December, 2001 (the "Effective Date"), by and between Schick Technologies, Inc. (hereinafter referred to as "Schick Technologies," "Schick" or "Company"), a Delaware Corporation with a business address of 30-00 47th Avenue, Long Island City, NY 11101, and David Schick (hereinafter referred to as "Employee"), residing at 137-40 75th Road, Flushing, New York 10977.

                                   WITNESSETH:

      WHEREAS, Schick Technologies currently employs Employee as Chief Executive Officer of the Company, pursuant to an agreement entered into by and between the Company and Employee as of February 29, 2000 (the "February 2000 Agreement"), and the services of the Employee, his experience, expertise and knowledge of the affairs of the Company are of great value to the Company; and

      WHEREAS, Schick Technologies deems it essential that it continue to employ Employee as Chief Executive Officer of the Company; and

      WHEREAS, Employee consents to be so employed.

      NOW THEREFORE, in consideration of the premises, of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I     Employment

      Schick Technologies hereby employs Employee, and Employee hereby agrees to be employed, as Chief Executive Officer of the Company upon the terms and conditions herein set forth. Concurrent with the effectiveness of this Agreement, the February 2000 Agreement shall expire by mutual agreement of the parties and shall have no further force and effect.

      Employee shall have such duties, responsibilities and powers as are customary and appropriate for such office including, without limitation, the strategic oversight of the Company. Employee agrees to devote his reasonable best diligence and his full time to the performance of his duties hereunder.

Employee's principal place of employment shall be at the Company's headquarters in Long Island City, New York; Employee shall travel as reasonably required in the performance of his duties hereunder.

      Employee shall serve as a member of the Company's Board of Directors, subject to election by the Company's shareholders. As a Director, Employee shall have all the rights, responsibilities and obligations conferred and/or imposed upon all the members of the Board of Directors pursuant to relevant law, rule and regulation, as well as the Company's Certificate of Incorporation and By-Laws.

II    Term

      The term of Employee's employment hereunder shall be three (3) years, ending on December 20, 2004. This Agreement and Employee's employment thereunder shall be renewable thereafter on a year-to-year basis, unless either party gives 60 days written notice of termination before the end of the then-current term.

III   Compensation & Benefits

      Schick Technologies shall pay Employee, as full consideration for the services to be rendered hereunder, compensation consisting of the following:

      (1) An initial Annual Base Salary of $242,000, payable bi-monthly or in accordance with any other payment schedule as may be adopted generally for the payment of the Company's payroll. Said Annual Base Salary may be increased annually, on each anniversary of the Effective Date of this Agreement (the "Anniversary Date"), as follows: (a) in the event that the aggregate EBITDA earned by the Company, during the four consecutive fiscal quarters ending on the September 30th immediately preceding the Anniversary Date, is greater than zero, the Annual Base Salary shall be increased by a minimum of eight percent (8 %), or by such greater percentage as may be determined by the Board of Directors in the exercise of its discretion; or (b) in the event that the aggregate EBITDA earned by the Company, during the four consecutive fiscal quarters ending on the September 30th immediately preceding the Anniversary Date, is equal to or less than zero, the Annual Base Salary shall not be increased. Additionally, Employee shall be eligible for annual merit, or cost-of-living increases as may be determined by the Executive Compensation Committee of the Board of Directors.

      (2) In the event that the EBITDA earned by the Company during any fiscal year during the term of this Agreement exceeds $ 3,000,000, Employee shall receive incentive compensation in the amount of one percent (1%) of such EBITDA. However, such incentive compensation is capped at $100,000 per fiscal year; in no event shall Employee receive more than $100,000 in such incentive compensation per fiscal year. (To illustrate, in the event that the Company's EBITDA equals $3,000,000 or less during any fiscal year, Employee shall not receive any incentive compensation hereunder; in the event that the Company's EBITDA equals $4,000,000 during any fiscal year, Employee shall receive incentive compensation in the amount of $40,000; and in the even that Company's EBITDA equals $10,000,000 or more during any fiscal year, Employee shall receive incentive compensation in the amount of $100,000.)

      (3) (i) fifty thousand (50,000) employee stock options, to be issued as of the Effective Date of this Agreement pursuant to the Company's 1996 Employee Stock Option Plan; (ii) an additional fifty thousand (50,000) employee stock options to be issued on the First Anniversary Date hereof; and (iii) an additional fifty thousand (50,000) employee stock options to be issued on the Second Anniversary Date hereof. All of the options issued, or to be issued, pursuant to this paragraph shall have an exercise price equal to : (a) one hundred ten percent (110%) of the average closing price of the Company's publicly-traded shares during the 5-day trading period ending on the date such options are issued, in the event that the Employee owns stock possessing more than ten percent (10%) of the total combined voting power of all outstanding shares of the Company as of the date such options are issued, or (b) the average closing price of the Company's publicly-traded shares during the 5-day trading period ending on the date such options are issued, in the event that the Employee does not own stock possessing more than ten percent (10%) of the total combined voting power of all outstanding shares of the Company as of the date such options are issued. All of the options issued, or to be issued, pursuant to this paragraph shall become fully vested one year following the date such options are issued.

      (4) Participation in any incentive compensation plan, pension or profit-sharing plan, stock purchase or stock option plan, (including, without limitation, the Company's 1996 Employee Stock Option Plan), annuity or group insurance plan previously adopted by the Company or which may be adopted by the Company at some future date, on terms and in amounts no less favorable than provided for other Schick employees similarly employed.

      (5) Immediate granting and full-vesting of all Company stock options previously issued to Employee, or to be issued hereunder to Employee, in the event that, and at such time as, Schick Technologies has a change in control or is acquired by another entity or company. (For purposes of this Agreement, "control" is defined as any event or circumstance that would require disclosure pursuant to Item 1 of Form 8-K or any comparable requirement of the Securities and Exchange Commission.).

      (6) Employment benefits generally provided to Schick employees, including medical and dental insurance, on terms and in amounts no less favorable than provided for other Schick employees similarly employed.

      (7) Fifteen (15) business days per year for vacation time, and five business days per year for sick or personal leave, during which times Employee will be compensated the normal pro-rated portion of his base salary.

      (8) A discretionary spending allowance in the amount of $10,000 per year, which allowance may be utilized at Employee's sole discretion for the payment of costs and expenses relating to or arising out of the Company's business, potential business or the Employee's employment hereunder. The Company shall promptly establish a bank checking account in Employee's name into which the Company shall deposit the sum of $10,000 on or about January 2nd of each calendar year. Said checking account shall be linked to a debit credit card issued in Employee's name.

      (9) Reimbursement for all expenses incurred by Employee in the ordinary course of his performance of duties hereunder and submitted by him with supporting documentation to the Company's accounting department, in terms no less favorable than provided for other Schick employees similarly employed.

      (10) Monthly payments of up to $500 to pay for the cost of a leased automobile to be used by Employee. Additionally, the Company shall make full payment of automobile insurance premiums and operating expenses relating to said automobile.

IV    Termination For Cause

      The Company shall have "cause" to terminate this Agreement in the event that : (i) all of the members of the Company's Board of Directors, excluding Employee, determine that (a) the Employee has committed an act of fraud against the Company, or (b) the Employee has committed an act of malfeasance, recklessness or gross negligence against the Company that is injurious to the Company or its customers; or (ii) the Employee has materially breached the terms of this Agreement; or (iii) the Employee's indictment or conviction for or plea of no contest to, a felony or a crime involving the Employee's moral turpitude. If Employee's termination for cause hereunder is based upon Employee's material breach of the terms of this Agreement, then Employee shall be given 30 days' notice of such termination and shall have the opportunity to cure such material breach during said 30-day period.

V     Severance

      In the event that Employee is terminated by the Company for cause, pursuant to the terms of Section IV above, he shall receive no severance payments from the Company.

      In the event that Employee's employment hereunder is terminated on any other grounds, he shall continue to receive the compensation and benefits set forth in Section III above for a period of two (2) years or the remainder of the term of this Agreement, whichever time period is shorter.

      If the Company effects any change in Employee's title, or diminishes, in any significant manner, Employee's duties or responsibilities of employment, then Employee shall have the immediate right, at his sole option, to unilaterally resign from employment hereunder. In the event of such resignation, Employee shall continue to receive the compensation and benefits set forth in
Section III above for a period of one year following the date of such resignation, and shall make himself available to act as a consultant for the Company during such one-year period.

      In the event that, and at such time as, Schick Technologies has a change in control or is acquired by another entity or company, Employee shall have the immediate right, at his sole option, to unilaterally resign from employment hereunder. In the event of such resignation, Employee shall : (a) continue to receive the compensation and benefits set forth in Section III above for the remainder of the term of this Agreement; and, in addition thereto, (b) within 10 days of such resignation, be paid a bonus payment in a sum equal to Employee's Annual Base Salary at the time of such resignation. (For purposes of this Agreement, "control" is defined as any event or circumstance that would require disclosure pursuant to Item 1 of Form 8-K or any comparable requirement of the Securities and Exchange Commission.);

VI    Non-Disclosure

      (1) Employee recognizes that the Company possesses and will continue to possess non-public information that has been created, discovered, developed, or otherwise become known to it, and/or in which property rights have been assigned or otherwise conveyed to it, which information has commercial value in the business in which it is engaged or may become engaged. All of the aforementioned information is hereinafter called "Proprietary Information."

      (2) By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, structures, formulas, data, know-how, improvements, inventions, product concepts, techniques, marketing plans, strategies, forecasts, customer lists and information about the Company's employees and/or consultants.

      (3) At all times, both during Employee's employment by the Company and after its termination, Employee shall keep in confidence and trust all Proprietary Information, and Employee shall not use or disclose any Proprietary Information or anything directly relating to it without the written consent of a majority of the members of the Board of Directors of the Company, except as may be necessary in the ordinary course of Employee's performing his duties as an employee of the Company and only for the benefit of the Company.

VII   Non Competition and Non Solicitation

      During the period of Employee's employment by the Company and for a period of twelve months following the termination of the Employee's Employment with the Company, Employee shall not: (i) engage or become interested in any way (whether as an owner, stockholder, partner, lender, investor, director, officer, employee, consultant or otherwise) in any activity, business or enterprise, located within the geographical area of the United States or Canada, that is competitive with any significant part of the business conducted by the Company or as contemplated to be conducted by it which, for purposes of this Paragraph, shall be deemed to be competitive if it involves predominantly similar types of products or services and is directed at predominantly similar types of customers as any business of the Company (except that ownership of not more than 5% of the outstanding securities of any class of any corporation that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Paragraph ); or (ii) solicit or hire for any purpose any employee of the Company, or any employee who has left such employment within the previous six months.

VIII  Miscellaneous Provisions

      (1) Acknowledgments and Affirmations: Employee recognizes, understands, agrees and acknowledges that the Company has a legitimate and necessary interest in protecting its goodwill and Proprietary Information. Employee further affirms, represents, and acknowledges that in the event of Employee's termination of employment with the Company, Employee's experience and capabilities are such that the enforcement of this Agreement will not prevent him from obtaining employment in another line of business different from that carried on by the Company and permitted under this Agreement. Employee further affirms, represents and acknowledges that Employee has received good and valuable consideration for entering into this Agreement.

      (2) Remedies for Breach. Employee agrees that any breach of this Agreement by Employee would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of Employee's obligations hereunder.

      (3) Separability. If any provision hereof shall be declared unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions of this

            Agreement.Further, such provision shall be reformed and construed to the extent permitted by law so that it would be valid, legal and enforceable to the maximum extent possible.

      (4) Applicable Law. Any dispute arising under or related in any manner to this Agreement or to Employee's employment by the Company or to the termination of said employment shall in all respects be governed by, adjudicated, construed and enforced in accordance with the laws of the State of New York.

      (5) Jurisdiction and Venue. Employee irrevocably and unconditionally submits to the exclusive jurisdiction of any United States federal, state or city court sitting in New York in any action or proceeding relating in any manner to this Agreement or to Employee's employment by the Company or to the termination of said employment. Further, Employee irrevocably and unconditionally agrees that all claims relating in any manner to this Agreement or to Employee's employment by the Company or to the termination of said employment may be heard and determined in any such court and waives any objection Employee may now or hereafter have as to venue of any such action or proceeding brought in such court or the fact that such court is an inconvenient forum.



SCHICK TECHNOLOGIES, INC.                       DAVID SCHICK

30-00 47TH Avenue
Long Island City, NY 11101

By: /S/ Jeffrey T. Slovin                       /S/ David Schick
    ----------------------------                ------------------------
                                                (signature)
Title: President